
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            IXC COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                    DELAWARE                                        74-2644120
(STATE OR OTHER JURISDICTION OF INCORPORATION OR        (IRS EMPLOYER IDENTIFICATION NO.)
                 ORGANIZATION)

         1122 CAPITAL OF TEXAS HIGHWAY SOUTH, AUSTIN, TEXAS 78746-6426
                                 (512) 328-1112
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JEFFREY C. SMITH
                            IXC COMMUNICATIONS, INC.
                      1122 CAPITAL OF TEXAS HIGHWAY SOUTH
                            AUSTIN, TEXAS 78746-6426
                                 (512) 328-1112
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                            MICHAEL P. WHALEN, ESQ.
                             KAREN C. GOODIN, ESQ.
                               RIORDAN & MCKINZIE
                       695 TOWN CENTER DRIVE, SUITE 1500
                              COSTA MESA, CA 92626
                                 (714) 433-2900

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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 TITLE OF EACH CLASS OF            AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
    SECURITIES TO BE               TO BE               OFFERING PRICE            AGGREGATE              REGISTRATION
       REGISTERED                REGISTERED             PER UNIT(1)            OFFERING PRICE               FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value..................     1,000,000 shares            $43.625               $43,625,000               $12,128
-------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
  Warrants...............      75,000 shares              $43.625                $3,271,875                 $910
-------------------------------------------------------------------------------------------------------------------------
Total....................                                                                                 $13,038
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

(1) Based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on April 8, 1999 and estimated solely for purposes of determining the amount of the registration fee pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.

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

                  SUBJECT TO COMPLETION, DATED APRIL 15, 1999

PROSPECTUS

                            IXC COMMUNICATIONS, INC.

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    UP TO 1,000,000 SHARES        75,000 SHARES OF COMMON
       OF COMMON STOCK           STOCK UNDERLYING WARRANTS

                           -------------------------

   Our common stock, $.01 par value, is traded on the Nasdaq National Market

             The closing price on April 14, 1999: $46.50 per share.

                              Trading Symbol: IIXC
                           -------------------------

     All of the shares of common stock offered in this prospectus are being sold by the selling stockholders named on page 19 of this prospectus. This prospectus covers the resale of up to 1,000,000 shares of our common stock to be issued to the selling stockholders and 75,000 shares of our common stock underlying warrants to be issued to the selling stockholders. Each of the selling stockholders is an owner of one or more of the companies doing business as the Coastal Telephone Company and will acquire the shares of common stock and warrants in connection with our acquisition of Coastal. We expect to complete our acquisition of Coastal during the second quarter of 1999.
                           -------------------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
                           -------------------------

     The shares of common stock offered in this prospectus will be sold through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of these shares.

     Our principal executive offices are located at 1122 Capital of Texas Highway South, Austin, Texas 78746-6426, and our telephone number is (512) 328-1112. Our web site is located at www.ixc-comm.com. Information contained in our web site is not part of this prospectus.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

The date of this Prospectus is                      , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

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Risk Factors................................................    3
The Company.................................................   19
Use of Proceeds.............................................   19
Selling Stockholders........................................   19
Plan of Distribution........................................   21
Legal Matters...............................................   23
Experts.....................................................   23
Where You Can Find More Information.........................   24

                                  RISK FACTORS

     An investment in the shares of common stock offered by this prospectus involves a high degree of risk. You should carefully review the following risk factors as well as the other information set forth in this prospectus before making an investment.

     Some of the information in this prospectus or incorporated by reference in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future operating results or of our future financial condition; and/or

     - state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and operating results and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

NEGATIVE CASH FLOW AND CAPITAL REQUIREMENTS

Significant Amount of Capital Expenditures Required in our Business

     Our capital expenditures were $476.4 million and our interest cost including capitalized interest was $47.9 million in 1998. Our earnings before interest, taxes, depreciation and amortization, or EBITDA, were $90.7 million in 1998. Our cash flow from operating activities was $202.3 million and our net loss was $162.5 million in 1998. We expect to make capital expenditures of over $600 million during 1999 and substantial amounts thereafter. We expect to meet the cash requirements of our capital expenditures from:

     - cash on hand;

     - cash flow from fiber sales and operations;

     - borrowings under our $600 million credit facility;

     - additional equity issuances and/or debt financings; and

     - vendor financing, if available.

     We expect to incur significant additional debt to fund our capital expenditures and expand our business. In addition, we have the ability to sell or borrow against our marketable securities, including our investment in the common stock of PSINet, Inc.

Among other factors, cost-saving arrangements, increases or decreases in traffic on our network, and unexpected costs, delays or advances in the timing of capital expenditures may cause capital expenditures to vary materially from what we expect.

     Our ability to make capital expenditures depends in part on:

     - completing our network expansion as scheduled;

     - satisfying our fiber sale obligations;

     - entering into cost-saving arrangements with carriers or other large users of fiber capacity;

     - meeting financial covenants to allow borrowing under our bank credit line;

     - otherwise raising significant capital; and/or

     - increasing cash flow.

     Our failure to accomplish any of these may significantly delay or prevent capital expenditures. If we are unable to make our capital expenditures as planned, our business may grow slower than expected. This would have a material adverse effect on our business, financial condition and results of operations and the value of our common stock.

Insufficient Cash Flow from Operations

     We need cash to meet the operating expenses of our long distance switched services and data/Internet businesses. These services are processed through digital switches and delivered over long-haul circuits and other transmission facilities. To offer long distance switched services, we installed switches and connected them to our network and to the local exchange carriers or LECs, who provide local telephone services. We acquired new software and hired personnel to establish a national switched network. Our long distance switched services business did not generate sufficient gross margins to cover the operating expenses required to support this business. Our goals for continued gross margin improvement include:

     - obtaining traffic that meets our profitability requirements and aligns with our current and planned network;

     - identifying new high-value products and customers with large capacity requirements;

     - identifying Internet, intranet and data traffic opportunities; and

     - identifying joint venture and acquisition candidates to increase the flow and mix of traffic on our network and increase our global reach.

     We cannot guarantee that we will be able to generate sufficient gross margins in the long distance switched services business in the future. For a discussion of important factors that could cause the failure of our long distance switched services business to generate sufficient gross margin, see "-- Development Risks and Dependence on Long Distance Switched Services Business."

Significant Amount of Interest and Dividend Payments

     We currently make interest payments on our 9% Senior Subordinated Notes of which there is $450 million in principal outstanding. We also make interest and principal payments under a $28 million secured equipment financing facility with NTFC Capital Corporation and Export Development Corporation of which $23.8 million was outstanding at December 31, 1998. In addition, we also make interest payments on a $600 million credit agreement with institutional lenders of which $200 million was borrowed at December 31, 1998. We will also have payments due for other debts we may incur. Dividends on our 7 1/4% Convertible Preferred Stock are payable quarterly in cash, except that such dividends may be paid in additional shares of the same stock in certain limited instances. Dividends on our 12 1/2% Exchangeable Preferred Stock are payable in cash except that such dividends may be paid in additional shares of the same stock on or before February 15, 2001. Dividends on our 6 3/4% Convertible Preferred Stock are payable quarterly in cash, except that we may pay dividends using shares of common stock if we are prohibited from paying dividends in cash under the terms of our debt agreements. Our ability to meet our debt and dividend obligations and to obtain additional funding could be impaired by the following factors:

     - delays in our network expansion;

     - larger than anticipated capital expenditures for our network; and

     - continued negative cash flow from the long distance switched services business.

     Any of these factors would have a material adverse effect on our business, financial condition and results of operations since we might not have sufficient cash to make these payments when required. See "-- Risks Relating to the Network Expansion and Acquiring Rights-of-Way and Permits," and "-- Development Risks and Dependence on Long Distance Switched Services Business."

     We may have to curtail or delay our planned network expansion if we are unable to obtain financing on acceptable terms, complete our existing fiber sales, or sell additional equity and/or debt securities. Furthermore, we may be required to obtain the consent of, or repay, our debtholders before acquiring additional debt. Our failure to obtain additional financing or the decision to cut back or delay our network expansion could have a material adverse effect on our business, financial condition and results of operations and the value of our common stock.

     The cash requirements described above do not include any cash that may be required for acquisitions we may make. We will be required to pay $62.5 million in cash to complete our acquisition of Coastal. See "-- Growth Through Acquisitions; Integration of Acquired Businesses."

SUBSTANTIAL INDEBTEDNESS AND ABILITY TO SERVICE DEBT

     We have a substantial amount of debt. As of December 31, 1998, we had approximately $679.0 million of long-term debt and capital lease obligations principally consisting of the 9% Senior Subordinated Notes and $200 million borrowed under our $600 million credit agreement.

     Under our credit facility with several institutional lenders, we may, if certain conditions are met, borrow up to $600 million of which $200 million has been borrowed as of December 31, 1998. We are in discussions with various investment bankers, vendors and lending institutions regarding additional debt financing transactions. If we complete additional debt financing transactions, or if we exchange our 12 1/2% Exchangeable Preferred

Stock for 12 1/2% Subordinated Exchange Debentures, as allowed under our charter documents, our level of debt will increase even further.

     Our large amount of indebtedness could significantly impact the holders of our common stock and our other securities, due to the following:

     - All or most of our cash flow from operations could be needed to meet our debt obligations and would not be available for use in our business.

     - We could be more vulnerable if there is a downturn in our business or in general economic conditions or if interest rates increase.

     - Our ability to obtain additional financing for working capital, capital expenditures or other reasons may be limited.

     - We may be at a competitive disadvantage with our competitors who are not as highly leveraged.

     Our ability to satisfy our debt obligations depends on our future operating performance and our ability to obtain additional debt or equity financing. Economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If we are unable to generate sufficient cash from operations to make the scheduled payments on our 9% Senior Subordinated Notes or meet our other obligations, we will need to refinance or obtain additional financing. We cannot assure you that our cash flow from operations will be sufficient to meet our debt obligations as they become due or that we will be able to satisfy the dividend and redemption requirements of our preferred stock for the next several years. If we do not substantially improve our operating results, we could face significant liquidity problems which would require us to raise additional capital by issuing debt or equity securities. We cannot assure you that we will be successful in obtaining such financing.

RECENT AND EXPECTED LOSSES

     We reported a net loss of $162.5 million for the year ended December 31, 1998 and a net loss of $99.2 million for the year ended December 31, 1997. These net losses may continue. During the remainder of 1999 and thereafter, our ability to generate operating income, EBITDA and net income will depend largely on demand for the private line circuits constructed in our network expansion and the success of our long distance switched services and data services. We cannot assure you that we will be profitable in the future. Failure to accomplish these goals will impair our ability to:

     - meet our obligations under the 9% Senior Subordinated Notes, our $600 million credit facility, or other indebtedness;

     - pay dividends on our preferred stock; or

     - raise additional equity or debt financing needed to expand our network or for other reasons.

     These events could have a material adverse effect on our business, financial condition and results of operations and the value of our common stock.

RISKS RELATING TO THE NETWORK EXPANSION AND ACQUIRING RIGHTS-OF-WAY AND PERMITS

     Our continuing network expansion is an essential element of our future success. In the past, we have experienced delays in constructing our network and may experience similar delays in the future. These delays have prevented us from transferring long distance traffic from leased facilities to our facilities. We have substantial existing commitments to purchase materials and labor for expanding our network. In addition, we will need to obtain additional materials and labor that may cost more than anticipated. Some sections of our network are constructed by other carriers or their contractors pursuant to cost-saving arrangements. One type of cost-saving arrangement is where another carrier constructs a route and includes additional fibers for our use. We cannot guarantee that these third parties will complete their work according to schedule. If any delays prevent or slow down our network expansion our financial results and the value of our securities would be materially and adversely effected.

     The expansion of our network depends, among other things, on acquiring rights-of-way and required permits from railroads, utilities and governmental authorities on satisfactory terms and conditions and on financing such expansion, acquisition and construction. In addition, after our network is completed and required rights and permits are obtained, we cannot guarantee that we will be able to maintain all of the existing rights and permits. If we fail to obtain rights and permits or we lose a substantial number of rights and permits our financial results would suffer which could have a material adverse effect on our business, financial condition and results of operation and the value of our common stock.

RISK OF NETWORK FAILURE

     To successfully market our services to business and government users, our network must have sufficient capacity and be reliable and secure. Our network and other companies' networks that we use can sometimes experience physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other disruptions. All of these hazards may cause interruptions in service or reduced capacity for customers. Poor service due to interruptions or reduced capacity could negatively impact our business, financial condition and results of operations and the value of our common stock.

PRICING PRESSURES DUE TO INDUSTRY OVER-CAPACITY

     The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T break-up in 1984. We believe that in the last several years, increased demand has somewhat reduced the excess capacity and as a result, reduced competition in pricing. However, we anticipate that our prices will continue to decline over the next several years because of new competition. Other long distance carriers (new and existing) are expanding their capacity and may construct new fiber optic and other long distance transmission networks. As a result of the recent mergers, companies such as MCIWorldCom, Inc. and Qwest Communications International Inc. have become stronger competitors with larger networks and greater capacity. In addition, the Williams Companies, Inc. has announced that it is accelerating the expansion of its national fiber optic network with a $2.7 billion investment to create a 32,000 mile system by the end of 2000. There can be significant barriers to building a fiber optic network for companies entering the long distance business, including substantial construc-tion costs, the difficulty and expense of securing rights-of-way, establishing and maintaining a sufficient customer base, recruiting and retaining personnel and maintaining a reliable network. We believe that although some new entrants face these barriers, others (such as Qwest, utility companies or railroads which already have significant rights-of-way) may not experience some or any of these difficulties. For example, Level 3 Communications, Inc. has announced it is constructing a 15,000 mile fiber optic communications network using Internet technology, with completion expected in the first quarter of 2001.

     Not only are our competitors expanding existing networks and building new networks, these networks will have greater capacity. Because the cost of fiber is a relatively small portion of the cost of building new transmission lines, companies building such lines are likely to install fiber that provides far more transmission capacity than will be needed over the short or medium term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable us to increase our network's capacity, an increase in our competitors' capacity could adversely affect our business. If overall capacity in the industry exceeds demand in general or along any of our routes, severe additional pricing pressure could develop. Certain industry observers have predicted that, within a few years, there may be dramatic and substantial price reductions and that long distance calls will not be much more expensive than local calls. In addition, several companies (including AT&T and ICG Communications, Inc.) have announced plans to offer long distance voice telephony over the Internet at substantially reduced prices. Price reductions could have a negative and material impact on our business and the value of our common stock.

DEVELOPMENT RISKS AND DEPENDENCE ON LONG DISTANCE SWITCHED SERVICES BUSINESS

     Our success in the long distance switched services business depends on generating significant customer traffic, managing an efficient switched long distance network, providing reliable customer service and completing our network expansion on schedule. We have only been managing a switched long distance network since 1996 and we cannot assure you that this segment of our business can generate significant gross profits. Our failure to accomplish any of our objectives would have a material adverse effect on our results of operations. Our long distance switched services business requires cash to meet its operating expenses and has generated low gross margins since 1998 due to access costs and uneven traffic patterns creating high network overflow costs. These gross margins are too low to fund the operating costs supporting the switched services business.

     Access charges are the fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks. In 1998, the Federal Communications Commission or the FCC mandated a new rate structure for access charges in which a fixed charge was instituted for connections to the LECs' serving wire centers (direct trunk transport charge). This charge was in addition to the existing unitary charge assessed on a minutes of use basis. Large carriers who connect directly to the LECs' local end office facilities are able to avoid a large portion of the direct trunk transport charge, and therefore, benefit from the new access structure. Connection to local end office facilities is economically justifiable only where there are large minute of use volumes. Because our volumes do not justify as many direct local office connections as do the volumes of larger carriers, we may be at a cost disadvantage, versus our larger competitors.

     We seek to improve the gross margins generated by our long distance switched services business by expanding our network, by increasing the number of our end-user customers who are medium size businesses, and by increasing the number of higher-value services we offer. Important factors, some of which are beyond our control, which could cause the failure of our long distance switched services business to generate higher gross margins include:

     - changes in reseller customers' businesses;

     - an inability to attract new customers or problems with transferring them to our network;

     - loss of existing customers;

     - problems operating the switched network;

     - customer billing issues;

     - credit and collection issues;

     - delays in expanding our network; and

     - increased expenses related to access charges and network overflow.

     Our long distance switched services business credit risk is substantially greater than that for our private line business. This is because long distance switched services customers are billed at the end of the month on the basis of minutes of use and because many long distance switched services customers are not as well capitalized as most of our private line customers.

RISKS INHERENT IN RAPID GROWTH

     Part of our business strategy is to grow quickly by expanding our long distance switched services and data/Internet businesses through selective acquisitions and expanding our network. In addition, we may grow by acquiring resellers of long distance services, such as Coastal, Eclipse and Telecom One, which we believe provide a strategic fit with our business and network. See "-- Growth Through Acquisitions; Integration of Acquired Businesses." Rapid growth has placed, and will continue to place, a significant and increasing strain on our financial, management, technical, information and accounting resources. See "-- Dependence on Billing, Customer Services and Information Systems." Our continued rapid growth requires:

     - hiring and training new personnel;

     - satisfactory performance by our customer interface and billing systems;

     - developing and introducing new products; and

     - controlling our expenses.

     If we fail to satisfy these requirements, or otherwise manage our growth effectively, our business and the value of our common stock would be materially and adversely effected.

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, fill customer orders and efficiently operate our business. In the past, we have produced billing and information systems in-house with partial reliance on third-party vendors. These systems have generally met our needs due in part to the low volume of customer billing. As our long distance operation grows, the need for sophisticated billing and information systems will significantly increase. As we integrated Eclipse's operations, some billing system issues arose which increased our customer turnover. These issues are being addressed and corrected. No assurance can be given that these difficulties will be solved quickly or completely.

     The development and implementation of our future billing systems relies, for the most part, on third party vendors delivering products and services. The following could have a material adverse effect on our business, financial condition and results of operations:

     - vendors failing to deliver proposed products and services in a timely and effective manner and at acceptable costs;

     - our failure to adequately identify all of our information and processing needs;

     - the failure of our related processing or information systems, including a failure to solve current difficulties; or

     - our failure to upgrade systems as necessary.

YEAR 2000 RISKS

     Some of our older computer programs identify years with two digits instead of four. It is possible that some of our programs may recognize the Year 2000 as the year 1900. These Year 2000 problems could result in a system failure or miscalculations that disrupt operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have identified the programs that will have to be modified or replaced in order to function properly in the Year 2000 and thereafter. We believe that the cost of modifying those systems that were not already scheduled for replacement for business reasons before 2000 is immaterial. Updating the current software to be Year 2000-compliant is scheduled to be completed by mid-1999, before any anticipated impact on operating systems. We do not expect Year 2000 problems to have a material adverse effect on our internal operations, but it is possible that they could have a material adverse effect on our customers, suppliers and other business partners and their ability to provide service or accurate invoices for services and to accurately process payments. It is also possible that Year 2000 problems could have a material adverse effect on our customers and their ability to continue using our services, to collect from their customers and to pay us for services. The cumulative effect of such problems, if they occur, could negatively impact our business, financial condition and results of operations and the value of our common stock.

GROWTH THROUGH ACQUISITIONS; INTEGRATION OF ACQUIRED BUSINESSES

     Part of our growth strategy includes the possible acquisition of businesses, assets or securities of companies that we believe provide a strategic fit with our business and our network. The success of our strategy is dependent on our ability to identify suitable acquisition candidates, acquire such companies on suitable terms and integrate their operations with our operations. We may be unable to acquire other companies on suitable terms or otherwise successfully expand our business and product offerings through acquisitions. Moreover, other telecommunications companies are actively competing for acquisition candidates, which may result in an increase in the price of acquisition candidates. Risks commonly associated with acquisitions include:

     - potential exposure to unknown liabilities of acquired companies;

     - difficulty and expense of integrating the operations, personnel, and billing systems of the companies;

     - potential disruption to our business;

     - potential diversion of management time and attention;

     - strained relationships with, and the possible loss of, key employees and customers of the acquired business;

     - increased amortization expense if an acquisition is accounted for as a purchase; and

     - dilution to our stockholders if the acquisition is made for stock.

     We continually review and evaluate acquisition candidates to complement and expand our business, and are at various stages of evaluation and discussion with a number of such candidates. We have not entered into a definitive purchase or acquisition agreement for any acquisition candidate (other than Coastal) and there is no assurance that we will complete a transaction with any of the candidates with whom we are currently in negotiations. In addition, it is possible that a substantial number of shares of our common stock or a significant amount of cash could be used for one or more acquisitions. We intend, when possible, to use our common stock to pay for all or a portion of the purchase price for future acquisitions. Our ability to use our common stock could be adversely affected if our common stock does not maintain sufficient value, potential acquisition candidates are unwilling to accept our common stock as consideration for the sale of their businesses, or we do not have a sufficient number of authorized shares of common stock to effect such acquisition.

     Any acquired businesses will need to be integrated with our existing operations. This will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible with our existing systems. We have limited expertise dealing with these problems. We cannot assure you that services, technologies or businesses of acquired companies will be effectively assimilated into our business or product offerings or that they will contribute materially to our revenues or earnings. In particular, transferring substantial amounts of additional traffic to our network can cause service interruptions and integration problems. The risks associated with acquisitions could have a material adverse effect on our business, financial condition and results of operations and the value of our securities.

RELIANCE ON MAJOR CUSTOMERS

     A relatively small number of customers account for a significant amount of our total revenues. Our 10 largest customers in 1998 accounted for approximately 46.7% of our revenues. Our 10 largest customers in 1997 accounted for approximately 49.2% of our revenues.

     Most of our arrangements with large customers do not provide any guarantees that they will continue using our services at current levels. In addition, if our customers build their own facilities, our competitors build additional facilities or there are further consolidations in the telecommunications industry involving our customers, then our customers could reduce or stop their use of our services which could have a material adverse effect on our business, financial condition, results of operations and the value of our common stock.

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY

     We rely on other companies to supply key components of our network infrastructure, including telecommunications services, network capacity and switching and networking equipment. These components are available only from sole or limited sources in the quantity and quality that we demand. We also depend on LECs to provide telecommunications services and facilities. In the past, we have experienced delays in receiving telecommunications services and facilities, and we cannot be certain that we will be able to obtain such services or facilities at an affordable cost, or at all in the future. If we can not obtain such services or additional capacity on a timely basis or at an affordable cost, our business, financial condition and results of operations would be materially and adversely effected. We also depend on our suppliers for products that comply with various Internet and telecommunications standards, work with products from other vendors and correctly function in our network. If our suppliers failed to provide such products, our business, financial condition and results of operations would be materially and adversely affected.

COMPETITION

     The telecommunications industry is highly competitive. Many of our competitors and potential competitors have far greater financial, personnel, technical, marketing and other resources than we do. Many also have a more extensive transmission network. These competitors may build additional fiber capacity in the geographic areas that our network serves or in which we plan to expand. Qwest, for example, is building a new nationwide long distance fiber optic network and Frontier Corporation has agreed to pay $500 million to obtain fibers in Qwest's network. In addition, MCIWorldCom and Qwest have each become larger competitors of ours in connection with recent mergers. Furthermore, Williams' announced network expansion and Level 3's proposed new network will provide additional competition. Many telecommunications companies are acquiring switches and our reseller customers will have more alternatives for meeting their switched long distance services needs. We compete primarily on the basis of pricing, availability, transmission quality, customer service (including the capability of making rapid additions to add end users and access to end-user traffic records) and variety of services. Our ability to compete effectively depends on our ability to maintain high-quality services at prices generally equal to or lower than those of our competitors.

     An alternative method of transmitting telecommunications traffic is through satellite transmission. Satellite transmission is superior to fiber optic transmission for distribution communications, like video broadcasting. Although satellite transmission is not preferred to fiber optic transmission for voice traffic in most parts of the United States because it exhibits an approximately one-quarter-second delay, this slight time delay is unimportant for many data-oriented uses. If the market for data transmission grows, we will compete with satellite carriers in that market. Also, at least one satellite company has announced its intention to provide Internet access services to businesses through satellite technology.

     We compete with large and small facilities-based interexchange carriers as well as with other coast-to-coast and regional fiber optic network providers. We also sell long distance switched services to both facilities-based carriers and non-facilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCIWorldCom and Sprint, and certain regional carriers. Our competition is based on such factors as price, transmission quality, network reliability and customer service and support. Our ability to compete effectively in our markets depends upon our ability to maintain high quality services at prices equal to or less than those of our competitors, many of whom have extensive experience in the long distance market. In addition, the federal government enacted the Telecom Act, which allows the regional Bell operating companies or RBOCs and others to enter the long distance market. When RBOCs enter the long distance market, they may acquire, or take substantial business from, our customers or us. We cannot assure you that we will be able to compete successfully with existing competitors or new entrants in our markets. Our failure to do so would have a material adverse effect on our business, financial condition and results of operations and the value of our common stock. See "-- Risks Related to Technological Change."

     On February 15, 1997, the United States Trade Representative designate announced that an agreement had been reached with World Trade Organization countries to open world telecommunications markets to competition. The agreement, known as the WTO Basic Telecommunications Services Agreement or the WTO Agreement, became effective on February 5, 1998. The WTO Agreement provides U.S. companies with foreign market access for local, long distance, and international services, either on a facilities basis or through resale of existing network capacity. The WTO Agreement also provides that U.S. companies can acquire, establish or hold a significant stake in telecommunications companies around the world. Conversely, foreign companies will be permitted to enter domestic U.S. telecommunications markets and acquire ownership interest in U.S. companies. On June 4, 1997, the FCC initiated a rulemaking proceeding to bring FCC policies and procedures into conformance with the WTO Agreement. On November 26, 1997, the FCC released an order on foreign entry, although a petition for reconsideration of the order is pending. While the outcome of the petition for reconsideration cannot be predicted, foreign telecommunications companies could also be significant new competitors to our customers or us.

DEVELOPMENT RISKS OF THE ATM-FRAME RELAY TRANSMISSION BUSINESS

     We began offering asynchronous transfer mode-frame relay or ATM-Frame Relay and other data transmission services during the first quarter of 1997. Although we have not yet generated significant revenues from this business, we believe that Internet related services and data transmission services present a promising opportunity for us. To succeed in providing these services, we must compete with AT&T, Sprint, MCIWorldCom and other large competitors. In addition, we expect that we will need to continue to upgrade our network (in advance of related revenues) to be competitive. Providing Internet and data transmission services involves technical issues with which we have limited experience. In addition, these services must be successfully integrated with our existing businesses. Unless we are able to successfully compete in providing these services, we will not realize a return on our investment in data switches and other equipment and we will not benefit from the growth, if any, in demand for these services. A failure to successfully compete in Internet related services and data transmission services could have a material adverse effect on our business, financial condition and results of operations and the value of our common stock.

RECENT LEGISLATION AND REGULATORY UNCERTAINTY

     Some of our operations are regulated by the FCC under the Communications Act of 1934. In addition, some of our businesses are regulated by state public utility or public service commissions. Regulatory or interpretive changes in existing legislation or new legislation that affects our operations could have a material adverse effect on our business, financial condition and results of operations. In 1996 the federal government enacted the Telecommunications Act of 1996 or the Telecom Act, which, among other things, allows the RBOCs and others to enter the long distance business. Entry of the RBOCs or other entities such as electric utilities and cable television companies into the long distance business may have a negative impact on our customers or us. We anticipate that some entrants will be strong competitors because, among other reasons, they may:

     - be well capitalized;

     - already have substantial end-user customer bases; and/or

     - enjoy cost advantages relating to local loops and access charges.

     The addition of strong competitors into the switched long distance business could have a material adverse effect on our business, financial condition, results of operations and the value of our common stock.

     In July 1997, the United States Court of Appeals for the Eighth Circuit invalidated key portions of the FCC's interconnection order, which the FCC adopted to facilitate local exchange competition. On January 25, 1999, the Supreme Court overturned the Eighth Circuit's ruling and reinstated most aspects of the FCC's interconnection rules. The Supreme Court remanded to the FCC one issue relating to interconnection, which will likely delay the further emergence and development of local exchange competition. Consequently, neither our customers nor we may benefit as quickly from the lower access costs that might have resulted if competition in providing local access services was not delayed. Further, the FCC issued orders relating to universal service funding by interstate telecommunications carriers, and to the access charges we and our customers are required to pay to LECs. The FCC's access charge reform order was recently affirmed after a lengthy appeal. The FCC has since sought additional comments on access charge reform, but the outcome of this and any future FCC proceedings are impossible to predict. In addition, the Telecom Act provides that state proceedings may, in certain instances, determine access charges that our customers and we are required to pay to the LECs. These proceedings could result in rate increases that could have a material adverse effect on our customers and us.

     Some members of Congress are dissatisfied with the Telecom Act, and in particular with the development of local exchange competition, RBOC re-entry into in-region long distance markets and universal service funding. It is possible that additional legislation will also be introduced to further amend the Telecom Act. However, it is impossible to predict the scope or likelihood of success of any possible further legislation, or the potential impact of any possible further legislation.

RISKS RELATING TO MARCA-TEL

     Grupo Marca-Tel S.A. de C.V. or Marca-Tel has put further investment in new fiber routes on hold and reduced its scope of operations, awaiting more suitable regulatory and market conditions. At the present time, we do not anticipate significant additional funding to Progress International, LLC or Progress for investment in Marca-Tel until the regulatory and market conditions in Mexico improve. We are not obligated to continue to fund Progress or Marca-Tel. Our existing indentures and our $600 million credit facility contain significant limitations on the amount we may invest in Marca-Tel and other non-majority owned entities. Although Marca-Tel amended its credit agreement in February 1999 allowing it to defer certain payments until June 1999, we cannot assure you that Marca-Tel will be able to make payments at that time or at any time in the future. A default such as this could result in the foreclosure of the creditor's security interest in all of Marca-Tel's assets. If that occurs, our investment in Marca-Tel could be further diluted or entirely lost.

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     We provide services to on-line service providers and Internet access providers. We also own approximately 10.2 million shares of common stock of PSINet, Inc., an Internet access provider. The law governing the liability of on-line services providers and Internet access providers for information carried on or disseminated through their networks is unsettled. Under the Telecom Act, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, some of these provisions were recently held unconstitutional by the Supreme Court. Other provisions of the Communications Decency Act have been challenged in court proceedings which are ongoing. In addition, Congress recently passed the Child Online Protection Act, which currently is subject to a temporary injunction. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of these state requirements remains unsettled. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one case, the court ruled that an Internet access provider is not directly liable for copies that are made and stored on its computer but may be held liable as a contributing infringer where, with knowledge of the infringing activity, the Internet access provider induces, causes or materially contributes to another person's infringing conduct. As the law in this area develops, potential imposition of liability on Internet access providers for information carried on or disseminated through their networks could materially change the way they conduct business. To avoid undue exposure to liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering the service altogether.

RISKS RELATING TO SWITCHED SERVICES

     Switched services resellers account for a substantial portion of our long distance switched services revenue. A substantial portion of revenue is derived from a limited number of switched services resellers. Sales to switched services resellers generate low margins for us. In addition, these customers frequently choose to move their business to other carriers based solely on small price changes and generally are perceived to have a high risk of payment delinquency or non-payments. Our service credits and bad debt in the past have been as follows:

                                                  SERVICE CREDIT    PERCENT
                                                       AND            OF
                                                     BAD DEBT        TOTAL
                     PERIOD                       (IN MILLIONS)     REVENUE
                     ------                       --------------    -------
Year Ended 1996.................................      $ 6.3           2.2%
Year Ended 1997.................................      $20.8           4.0%
Year Ended 1998.................................      $55.1           8.2%

     We seek to control service credits and bad debts by implementing procedures to improve our billing accuracy and control our credit exposure. Any significant increase in service credit and bad debt expense as a percentage of revenues could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO TECHNOLOGICAL CHANGE

     The market for our telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We cannot guarantee that we will successfully identify new service opportunities and develop and bring new services to market. There is also a risk that fundamental changes in the way telecommunications services are marketed and delivered will occur. We assume that technology such as ATM-Frame Relay protocols and using fiber optic or copper-based telecommunications infrastructures will continue to be the primary protocols and transport infrastructure for data communications services. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies, could have a material adverse effect on our business, results of operations, and financial condition. Our pursuit of necessary technological advances may require substantial time and expense. We cannot be certain that we will succeed in adapting our telecommunications services business to alternate access devices, conduits and protocols.

     In addition, recent technological advances with the potential to greatly expand the capacity of existing and new fiber optic cable, which could greatly increase supply, could have a material adverse effect on our business, financial condition, and results of operations and the value of our common stock.

STOCKHOLDER RIGHTS PLAN AND OTHER CHANGE IN CONTROL IMPEDIMENTS

     In September 1998, we adopted a stockholder rights agreement that permits owners of our common stock to purchase shares of common stock at one-half of its fair market value in limited instances. Each share of common stock is entitled to one right. These rights are exercisable if a person or group acquires 20% or more of our common stock or announces a tender offer for 20% or more of our common stock. The rights are also exercisable if a stockholder currently holding more than 20% of our outstanding stock acquires any additional shares of our common stock. Our stockholder rights agreement may prevent or deter acquisitions of more than 20% of our common stock and ultimately an acquisition of IXC. In addition, certain covenants in our debt and preferred securities may require us to offer to repurchase or adjust the conversion price of such securities in the event of a change in control of IXC. These covenants may prevent, deter or adversely affect the value of our common stock in connection with an acquisition of IXC involving a change in control.

CONCENTRATED OWNERSHIP OF CONTROL GROUP

     At December 31, 1998, Trustees of General Electric Pension Trust beneficially owned approximately 26.5% of our outstanding common stock, Grumman Hill Investments, L.P., Richard D. Irwin and their affiliates together beneficially owned approximately 9% of our outstanding common stock, and one director, one executive officer and their affiliates beneficially owned approximately 10.8% of our outstanding common stock. As a result, certain of these stockholders, if they act with others so as to constitute a majority, generally would be able to elect a majority of directors elected by the holders of our common stock and exercise control over our business, policies and affairs, and would have the power to approve or disapprove most actions requiring stockholder approval without the approval of minority stockholders.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of our common stock has fluctuated over a broad range since the completion of our initial public offering in July 1996. The trading price of our common stock is subject to wide fluctuations in response to numerous factors including:

     - quarterly variations in our operating results or the operating results of our principal customers;

     - competition;

     - announcements of technological innovations or new products or pricing by us or our competitors;

     - product enhancements by us or our competitors;

     - regulatory changes;

     - any difference between actual results and results expected by investors and analysts; and

     - changes in financial estimates by securities analysts.

     In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock.

FUTURE SALE OF OUR COMMON STOCK

     Future sales of our common stock could negatively impact the market price of our common stock. Shares of our common stock that have not been previously traded in the public market but may at some time be sold in the public market include:

     - shares held by affiliates;

     - shares issued or to be issued in acquisitions;

     - shares issuable upon conversion of convertible preferred stock, including convertible preferred stock to be issued in the future; and

     - shares to be issued pursuant to stock options.

The aggregate number of such shares is much greater than the number of shares of our common stock which have previously traded on the public market.

DILUTION

     Dilution refers to a decrease in the percentage ownership of interest of a company that a share represents. Our stockholders may incur substantial dilution of their holdings of our common stock as a result of the exercise of options or conversion of preferred stock, including the following:

     - As of December 31, 1998, there were outstanding approximately 5.4 million shares of our common stock reserved for issuance pursuant to options granted under our stock plans, at a weighted average exercise price of $22.71 per share, subject to various vesting schedules;

     - Our 7 1/4% Convertible Preferred Stock is convertible into approximately
       4.6 million shares of our common stock as of December 31, 1998; and

     - Our 6 3/4% Convertible Preferred Stock is convertible into approximately
       2.1 million shares of our common stock as of December 31, 1998.

     Any exercise of options or conversion of our preferred stock may take place at a time when we would be able to obtain funds from the sale of our common stock at prices higher than the exercise price of the options or the conversion price of our preferred stock, resulting in substantial dilution of our common stock. See "-- Possible Volatility of Stock Price."

                                  THE COMPANY

     We are a leading provider of data and voice telecommunications transmission services. We own and operate an advanced coast-to-coast digital communications network that includes 9,300 fiber route miles of fiber optic transmission facilities. Substantial additions to our network are under construction, and we project our network to include approximately 16,400 fiber route miles by the end of 1999. Our facilities also include nine long distance switches and 26 ATM-Frame Relay switches, which we are using to capitalize on the growing demand for Internet and electronic data transfer services. Through a combination of our facilities and the facilities of other carriers, we originate and terminate long distance traffic in all 50 U.S. states, and terminate long distance traffic in over 200 foreign countries. Revenue has grown rapidly, from $154.7 million in 1995 to $668.6 million in 1998.

     We have three principal segments of business. First, we lease dedicated circuits, or private lines, to other companies for the transmission of voice and data. Second, we provide long distance switched services by transmitting long distance traffic through our switches. Finally, we are an Internet services and backbone provider that also provides ATM-Frame Relay-based switched data services.

     IXC Communications, Inc. was incorporated in the State of Delaware on July 27, 1992. Our principal executive offices are located at 1122 Capital of Texas Highway South, Austin, Texas 78746-6426 and our telephone number is (512) 427-3700.

                                USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     Each of the selling stockholders will acquire shares of our common stock and warrants to purchase additional shares of our common stock, as indicated in the table below, in connection with our acquisition of the limited liability companies doing business as the Coastal Telephone Company, which is expected to close during the second quarter of 1999. Each of the selling stockholders is an owner of one or more of the Coastal limited liability companies. Lawrence Bursten currently serves as Chairman of the Board and Andrew M. Bursten currently serves as President of Coastal. Upon completion of the acquisition, Andrew Bursten will become an executive officer of Eclipse Telecommunications, Inc., one of our subsidiaries.

     The warrants to be acquired by the selling stockholders are exercisable for three years from the issue date at an exercise price of the greater of $45.00 per share or the per share closing price of our common stock on the trading day immediately preceding our acquisition of Coastal. The warrants provide no voting rights and contain provisions for adjustment upon the occurrence of stock dividends, stock splits or other similar events. Under the terms of the acquisition agreement, we agreed to register for resale the shares of our common stock to be issued in connection with the acquisition of Coastal and the shares of our common stock issuable upon exercise of the warrants to be acquired by the selling stockholders.

     The following table sets forth information with respect to the selling stockholders and the shares of common stock that they may offer pursuant to this prospectus. The selling stockholders may from time to time offer and sell any or all of the shares pursuant to this prospectus. Some or all of the shares covered by this prospectus may be offered from time to time on a delayed or continuing basis by a selling stockholder. The selling stockholders include pledgees, transferees, donees and others who may later hold the named selling stockholders' shares. We may update, amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus.

                                               NUMBER OF SHARES                             NUMBER OF
                          NUMBER OF SHARES      OF COMMON STOCK       PERCENTAGE OF         SHARES OF      PERCENTAGE OF
                              OF COMMON           UNDERLYING          COMMON STOCK           COMMON           COMMON
                                STOCK          WARRANTS OFFERED      OWNED PRIOR TO           STOCK         STOCK OWNED
                          OFFERED PURSUANT        PURSUANT TO      ANY SALES PURSUANT      OWNED AFTER       AFTER THE
  SELLING STOCKHOLDER    TO THIS PROSPECTUS     THIS PROSPECTUS    TO THIS OFFERING(1)   THE OFFERING(2)     OFFERING
  -------------------    -------------------   -----------------   -------------------   ---------------   -------------
Lawrence Bursten
  Irrevocable Trust,
  u/a/d March 25,
  1975..................          [      ]          35,803                    []%               0                *
Riva Bursten 1994 Trust,
  u/a/d September 19,
  1994..................          [      ]          15,123                    *                 0                *
Andrew M. Bursten 1994
  Trust, u/a/d September
  19, 1994..............          [      ]          15,123                    *                 0                *
Andrew M. Bursten.......          [      ]           8,951                    *                 0                *
                           ---------------          ------
         Total..........   Up to 1,000,000          75,000

-------------------------
 *  Represents less than 1% of the outstanding shares of our common stock.

(1) This percentage includes shares issuable upon exercise of warrants.

(2) Assuming all shares of common stock offered by the selling stockholders are sold pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

     We are registering the resale of the shares of our common stock on behalf of the selling stockholders. As used herein, a selling stockholder includes donees, transferees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of our common stock. If any of the selling stockholders transfer any of their shares, each transferee must agree to be bound by the same restrictions and limitations that apply to the selling stockholders as described in this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. The selling stockholders will bear brokerage commissions and any similar selling expenses associated with the sale of shares.

     The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

     - on the Nasdaq National Market;

     - in the over-the-counter market;

     - in transactions other than on the Nasdaq National Market or in the over-the-counter market;

     - in connection with short sales of the shares of our common stock;

     - by pledge to secure debts and other obligations;

     - in a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - in a purchase by a broker-dealer, as principal, and resale by the broker-dealer for its account;

     - in ordinary brokerage transactions and transactions in which a broker solicits purchasers;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     - in any combination of any of the above transactions.

     The selling stockholders have agreed not to sell, together and not individually, on any given day without our consent more than 15% of the average daily trading volume of our common stock during the most recently completed calendar week prior to the date of sale unless they:

     - provide us with written notice prior to the sale; and

     - effectuate the sale using one or more of the following brokerage firms:
       Credit Suisse First Boston Corporation, Goldman Sachs & Co., Morgan Stanley & Co. Incorporated and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     In connection with hedging transactions, the selling stockholders may:

     - enter into transactions in which broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

     - sell shares short themselves and redeliver such stock to close out their short positions;

     - loan or pledge the shares to a broker-dealer, who may sell the loaned stock or, in the event of default, sell the pledged stock; or

     - enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares may be resold pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. Subject to the limitations described above, the selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts, commissions or concessions from purchasers of shares for whom they acted as agents. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales.

     In connection with the closing of the Coastal acquisition, we will agree to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act and the selling stockholders will agree to indemnify us against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act of 1933 or Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended or Exchange Act may apply to their sales in the market.

     In addition to selling shares of our common stock under this prospectus, the selling stockholders may:

     - resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144;

     - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act; or

     - transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

     Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Riordan & McKinzie, a Professional Corporation, Costa Mesa, California. Carl W. McKinzie, one or our directors and stockholders, is also a stockholder of Riordan & McKinzie. We have granted an option covering shares of our common stock to another stockholder of Riordan & McKinzie. Also, other attorneys of Riordan & McKinzie beneficially own additional shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our 1998 Annual Report on Form 10-K, as set forth in their report, which is incorporated by reference in this registration statement and is based in part on the report of other independent auditors. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Network Long Distance, Inc. to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants. In their report, such firm states that with respect to certain acquired entities, its opinion is based on the reports of other independent accountants. The report has been incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of National Teleservice, Inc., to the extent and for the periods indicated in their report, have been audited by Deloitte & Touche LLP, independent public accountants, as set forth in their report, which is incorporated by reference herein. The report has been incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Marca-Tel to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report, which report is incorporated by reference herein. The report has been incorporated by reference in this registration statement in reliance upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Our web site can be found at http://www.ixc-comm.com. Information contained in our web site is not part of this prospectus.

     Stock Market. The common shares are traded on the Nasdaq National Market. Materials filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

     - our Annual Report on Form 10-K for the year ended December 31, 1998;

     - our Current Reports on Form 8-K dated January 11, 1999, February 4, 1999 and April 12, 1999;

     - the description of our common stock, which is contained in our registration statement filed on Form 8-A filed on June 3, 1996 as amended by Form 8-A/A filed on June 26, 1996.

     You may request free copies of these filings by writing or telephoning us at the following address:

             Investor Relations Department
             IXC Communications, Inc.
             1122 Capital of Texas Highway South
             Austin, Texas 78746-6426
             (512) 328-1604
             email: Investor.Relations@ixc-comm.com

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses we will pay in connection with the issuance and distribution of the securities being registered.

                        ITEM                            AMOUNT
                        ----                            -------
SEC registration fee................................    $14,150
Printing fees.......................................     10,000
Legal fees..........................................     20,000
Accountants' fees...................................     20,000
Transfer agent fees.................................      1,000
Miscellaneous.......................................      4,850
                                                        -------
          Total.....................................    $70,000
                                                        =======

     All of the above amounts, except for the SEC registration fee, have been estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     Our By-Laws provide for indemnification of our officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

     In accordance with the Delaware General Corporation Law, our certificate of incorporation, as amended and restated, limits the personal liability of our directors for violations of their fiduciary duty. Our certificate of incorporation eliminates each director's liability to us or to our stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.1     Indenture dated as of October 5, 1995, by and among IXC
         Communications, Inc., on its behalf and as
         successor-in-interest to I-Link Holdings, Inc. and IXC
         Carrier Group, Inc., each of IXC Carrier, Inc., on its
         behalf and as successor-in-interest to I-Link, Inc., CTI
         Investments, Inc., Texas Microwave Inc. and WTM Microwave
         Inc., Atlantic States Microwave Transmission Company,
         Central States Microwave Transmission Company, Telcom
         Engineering, Inc., on its behalf and as
         successor-in-interest to SWTT Company and Microwave Network,
         Inc., Tower Communication Systems Corp., West Texas
         Microwave Company, Western States Microwave Transmission
         Company, Rio Grande Transmission, Inc., IXC Long Distance,
         Inc., Link Net International, Inc. (collectively, the
         "Guarantors"), and IBJ Schroder Bank & Trust Company, as
         Trustee (the "Trustee"), with respect to the 12 1/2% Series
         A and Series B Senior Notes due 2005 (incorporated by
         reference to Exhibit 4.1 of IXC Communications, Inc.'s and each of the Guarantor's Registration Statement on Form S-4 filed with the Commission on April 1, 1996 (File No.
         333-2936) (the "S-4")).
 4.2     Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the S-4).
 4.3     Form of 12 1/2% Series B Senior Notes due 2005 and
         Subsidiary Guarantee (incorporated by reference to Exhibit
         4.8 of IXC Communications, Inc.'s Amendment No. 1 to
         Registration Statement on Form S-1 filed with the Commission on June 13, 1996 (File No. 333-4061) (the "S-1 Amendment")).
 4.4     Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4, 1996, by and among IXC Communications, Inc., the Guarantors and the Trustee (incorporated by reference to
         Exhibit 4.11 of the S-1 Amendment).
 4.5     Purchase Agreement dated as of March 25, 1997, by and among
         IXC Communications, Inc., Credit Suisse First Boston
         Corporation ("CS First Boston") and Dillon Read & Co. Inc.
         ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC Communications, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended March 31, 1997, filed with the
         Commission on May 15, 1997 (the "March 31, 1997 10-Q")).
 4.6     Registration Rights Agreement dated as of March 25, 1997, by and among IXC Communications, Inc., CS First Boston and
         Dillon Read (incorporated by reference to Exhibit 4.13 of
         the March 31, 1997 10-Q).
 4.7     Amendment to Registration Rights Agreement dated as of March
         25, 1997, by and between IXC Communications, Inc. and
         Trustees of General Electric Pension Trust (incorporated by reference to Exhibit 4.14 of the March 31, 1997 10-Q).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.8     Registration Rights Agreement dated as of July 8, 1997,
         among IXC Communications, Inc. and each of William G. Rodi,
         Gordon Hutchins, Jr. and William F. Linsmeier (incorporated by reference to Exhibit 4.15 of IXC Communications, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended June 30,
         1997, as filed with the Commission on August 6, 1997 (the
         "June 30, 1997 10-Q")).
 4.9     Registration Rights Agreement dated as of July 8, 1997,
         among IXC Communications, Inc. and each of William G. Rodi,
         Gordon Hutchins, Jr. and William F. Linsmeier (incorporated by reference to Exhibit 4.16 of the June 30, 1997 10-Q).
 4.10    Indenture dated as of August 15, 1997, between IXC
         Communications, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.2 of IXC Communications, Inc.'s
         Current Report on Form 8-K dated August 20, 1997, and filed with the Commission on August 28, 1997 (the "8-K")).
 4.11    First Supplemental Indenture dated as of October 23, 1997, among IXC Communications, Inc., the Guarantors, IXC
         International, Inc. and IBJ Schroder Bank & Trust Company
         (incorporated by reference to Exhibit 4.13 of IXC
         Communications, Inc.'s Annual Report on Form 10-K for the
         year ended December 31, 1997, and filed with the Commission on March 16, 1998 (the "1997 10-K")).
 4.12    Second Supplemental Indenture dated as of December 22, 1997, among IXC Communications, Inc., the Guarantors, IXC Internet
         Services, Inc., IXC International, Inc. and IBJ Schroder
         Bank & Trust Company (incorporated by reference to Exhibit
         4.14 of the 1997 10-K).
 4.13    Third Supplemental Indenture dated as of January 6, 1998,
         among IXC Communications, Inc., the Guarantors, IXC Internet
         Services, Inc., IXC International, Inc. and IBJ Schroder
         Bank & Trust Company (incorporated by reference to Exhibit
         4.15 of the 1997 10-K).
 4.14    Fourth Supplemental Indenture dated as of April 3, 1998,
         among IXC Communications, Inc., the Guarantors, IXC Internet
         Services, Inc., IXC International, Inc., and IBJ Schroder
         Bank & Trust Company (incorporated by reference to Exhibit
         4.15 of IXC Communications, Inc.'s Registration Statement on
         Form S-3 filed with the Commission on May 12, 1998 (File No.
         333-52433)).
 4.15    Purchase Agreement dated as of March 25, 1998, among IXC
         Communications, Inc., Goldman Sachs & Co. ("Goldman"), CS
         First Boston, Merrill Lynch, Pierce, Fenner & Smith
         Incorporated ("Merrill") and Morgan Stanley & Co.
         Incorporated ("Morgan Stanley") (incorporated by reference to Exhibit 4.1 IXC Communications, Inc.'s Current Report on
         Form 8-K dated March 30, 1998, and filed with the Commission on April 7, 1998 (the "April 7, 1998 8-K")).
 4.16    Registration Rights Agreement dated as of March 30, 1998,
         among IXC Communications, Inc., Goldman, CS First Boston,
         Merrill and Morgan Stanley (incorporated by reference to
         Exhibit 4.2 of the April 7, 1998 8-K).
 4.17    Deposit Agreement dated as of March 30, 1998, between IXC
         Communications, Inc. and BankBoston N.A. (incorporated by
         reference from Exhibit 4.3 of the April 7, 1998 8-K).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.18    Purchase Agreement dated as of April 16, 1998, by and among
         IXC Communications, Inc., CS First Boston, Merrill, Morgan
         Stanley and Nationsbanc Montgomery Securities LLC
         (incorporated by reference to Exhibit 4.1 of IXC
         Communications, Inc.'s Current Report on Form 8-K dated
         April 21, 1998, and filed with the Commission on April 22,
         1998 (the "April 22, 1998 8-K").
 4.19    Registration Rights Agreement dated as of April 16, 1998, by and among IXC Communications, Inc., Credit Suisse First
         Boston Corporation, Merrill, Morgan Stanley and Nationsbanc
         Montgomery Securities LLC (incorporated by reference to
         Exhibit 4.2 of the April 22, 1998 8-K).
 4.20    Indenture dated as of April 21, 1998, between IXC
         Communications, Inc. and IBJ Schroder Bank & Trust Company,
         as Trustee (incorporated by reference to Exhibit 4.3 of the
         April 22, 1998 8-K).
 4.21    Rights Agreement dated as of September 9, 1998, between IXC
         Communications, Inc. and U.S. Stock Transfer Corporation
         (incorporated by reference to Exhibit 4.1 of IXC
         Communications, Inc.'s Form 8-K dated September 8, 1998 and filed with Commission on September 11, 1998).
 4.22+   Form of Registration Rights Agreement among IXC
         Communications, Inc. and the selling stockholders.
 4.23+   Form of Warrant for each of the selling stockholders.
 4.24    Restated Certificate of Incorporation of IXC Communications,
         Inc., as amended (incorporated by reference to Exhibit 3.1 of the IXC Communications, Inc.'s Quarterly Report Form 10-Q
         for the quarter ended September 30, 1998 filed with the
         Commission on November 16, 1998).
 4.25    Bylaws of IXC Communications, Inc., as amended (incorporated by reference to Exhibit 3.2 of the IXC Communications,
         Inc.'s Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1997 filed with the Commission on November 14,
         1997).
 5.1+    Opinion of Riordan & McKinzie, a Professional Law
         Corporation.
23.1+    Consent of Ernst & Young LLP.
23.2+    Consent of Arthur Andersen LLP.
23.3+    Consent of Deloitte & Touche LLP.
23.4+    Consent of Arthur Andersen LLP.
23.5+    Consent of Riordan & McKinzie (included in Exhibit 5.1).
24.1+    Powers of Attorney (included on the signature page).

-------------------------
+ Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas on April 14, 1999.

                                          IXC COMMUNICATIONS, INC.

                                          By: /s/ JAMES F. GUTHRIE
                                             -----------------------------------
                                              James F. Guthrie
                                              Executive Vice President and
                                              Chief Financial Officer

Dated: April 14, 1999

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin L. Scott, President, Chairman of the Board and Chief Executive Officer of IXC Communications, Inc. and Jeffrey C. Smith, Senior Vice President, General Counsel and Secretary of IXC Communications, Inc., and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                   DATE
                  ---------                               -----                   ----
            /s/ BENJAMIN L. SCOTT               President, Chief Executive   April 14, 1999
---------------------------------------------  Officer and Chairman of the
              Benjamin L. Scott                 Board (Principal Executive
                                                         Officer)

                  SIGNATURE                               TITLE                   DATE
                  ---------                               -----                   ----
            /s/ JAMES F. GUTHRIE               Executive Vice President and  April 14, 1999
---------------------------------------------    Chief Financial Officer
              James F. Guthrie                   (Principal Financial and
                                                   Accounting Officer)

             /s/ RALPH J. SWETT                          Director            April 14, 1999
---------------------------------------------
               Ralph J. Swett

            /s/ RICHARD D. IRWIN                         Director            April 14, 1999
---------------------------------------------
              Richard D. Irwin

             /s/ WOLFE H. BRAGIN                         Director            April 14, 1999
---------------------------------------------
               Wolfe H. Bragin

            /s/ CARL W. MCKINZIE                         Director            April 14, 1999
---------------------------------------------
              Carl W. McKinzie

           /s/ PHILLIP L. WILLIAMS                       Director            April 14, 1999
---------------------------------------------
             Phillip L. Williams

               /s/ JOE C. CULP                           Director            April 14, 1999
---------------------------------------------
                 Joe C. Culp

                                 EXHIBIT INDEX

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.1     Indenture dated as of October 5, 1995, by and among IXC
         Communications, Inc., on its behalf and as
         successor-in-interest to I-Link Holdings, Inc. and IXC
         Carrier Group, Inc., each of IXC Carrier, Inc., on its
         behalf and as successor-in-interest to I-Link, Inc., CTI
         Investments, Inc., Texas Microwave Inc. and WTM Microwave
         Inc., Atlantic States Microwave Transmission Company,
         Central States Microwave Transmission Company, Telcom
         Engineering, Inc., on its behalf and as
         successor-in-interest to SWTT Company and Microwave Network,
         Inc., Tower Communication Systems Corp., West Texas
         Microwave Company, Western States Microwave Transmission
         Company, Rio Grande Transmission, Inc., IXC Long Distance,
         Inc., Link Net International, Inc. (collectively, the
         "Guarantors"), and IBJ Schroder Bank & Trust Company, as
         Trustee (the "Trustee"), with respect to the 12 1/2% Series
         A and Series B Senior Notes due 2005 (incorporated by
         reference to Exhibit 4.1 of IXC Communications, Inc.'s and each of the Guarantor's Registration Statement on Form S-4 filed with the Commission on April 1, 1996 (File No.
         333-2936) (the "S-4")).
 4.2     Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the S-4).
 4.3     Form of 12 1/2% Series B Senior Notes due 2005 and
         Subsidiary Guarantee (incorporated by reference to Exhibit
         4.8 of IXC Communications, Inc.'s Amendment No. 1 to
         Registration Statement on Form S-1 filed with the Commission on June 13, 1996 (File No. 333-4061) (the "S-1 Amendment")).
 4.4     Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4, 1996, by and among IXC Communications, Inc., the Guarantors and the Trustee (incorporated by reference to
         Exhibit 4.11 of the S-1 Amendment).
 4.5     Purchase Agreement dated as of March 25, 1997, by and among
         IXC Communications, Inc., Credit Suisse First Boston
         Corporation ("CS First Boston") and Dillon Read & Co. Inc.
         ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC Communications, Inc.'s Quarterly Report on Form 10-Q
         for the quarter ended March 31, 1997, filed with the
         Commission on May 15, 1997 (the "March 31, 1997 10-Q")).
 4.6     Registration Rights Agreement dated as of March 25, 1997, by and among IXC Communications, Inc., CS First Boston and
         Dillon Read (incorporated by reference to Exhibit 4.13 of
         the March 31, 1997 10-Q).
 4.7     Amendment to Registration Rights Agreement dated as of March
         25, 1997, by and between IXC Communications, Inc. and
         Trustees of General Electric Pension Trust (incorporated by reference to Exhibit 4.14 of the March 31, 1997 10-Q).
 4.8     Registration Rights Agreement dated as of July 8, 1997,
         among IXC Communications, Inc. and each of William G. Rodi,
         Gordon Hutchins, Jr. and William F. Linsmeier (incorporated by reference to Exhibit 4.15 of IXC Communications, Inc.'s
         Quarterly Report on Form 10-Q for the quarter ended June 30,
         1997, as filed with the Commission on August 6, 1997 (the
         "June 30, 1997 10-Q")).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.9     Registration Rights Agreement dated as of July 8, 1997,
         among IXC Communications, Inc. and each of William G. Rodi,
         Gordon Hutchins, Jr. and William F. Linsmeier (incorporated by reference to Exhibit 4.16 of the June 30, 1997 10-Q).
 4.10    Indenture dated as of August 15, 1997, between IXC
         Communications, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.2 of IXC Communications, Inc.'s
         Current Report on Form 8-K dated August 20, 1997, and filed with the Commission on August 28, 1997 (the "8-K")).
 4.11    First Supplemental Indenture dated as of October 23, 1997, among IXC Communications, Inc., the Guarantors, IXC
         International, Inc. and IBJ Schroder Bank & Trust Company
         (incorporated by reference to Exhibit 4.13 of IXC
         Communications, Inc.'s Annual Report on Form 10-K for the
         year ended December 31, 1997, and filed with the Commission on March 16, 1998 (the "1997 10-K")).
 4.12    Second Supplemental Indenture dated as of December 22, 1997, among IXC Communications, Inc., the Guarantors, IXC Internet
         Services, Inc., IXC International, Inc. and IBJ Schroder
         Bank & Trust Company (incorporated by reference to Exhibit
         4.14 of the 1997 10-K).
 4.13    Third Supplemental Indenture dated as of January 6, 1998,
         among IXC Communications, Inc., the Guarantors, IXC Internet
         Services, Inc., IXC International, Inc. and IBJ Schroder
         Bank & Trust Company (incorporated by reference to Exhibit
         4.15 of the 1997 10-K).
 4.14    Fourth Supplemental Indenture dated as of April 3, 1998,
         among IXC Communications, Inc., the Guarantors, IXC Internet
         Services, Inc., IXC International, Inc., and IBJ Schroder
         Bank & Trust Company (incorporated by reference to Exhibit
         4.15 of IXC Communications, Inc.'s Registration Statement on
         Form S-3 filed with the Commission on May 12, 1998 (File No.
         333-52433)).
 4.15    Purchase Agreement dated as of March 25, 1998, among IXC
         Communications, Inc., Goldman Sachs & Co. ("Goldman"), CS
         First Boston, Merrill Lynch, Pierce, Fenner & Smith
         Incorporated ("Merrill") and Morgan Stanley & Co.
         Incorporated ("Morgan Stanley") (incorporated by reference to Exhibit 4.1 IXC Communications, Inc.'s Current Report on
         Form 8-K dated March 30, 1998, and filed with the Commission on April 7, 1998 (the "April 7, 1998 8-K")).
 4.16    Registration Rights Agreement dated as of March 30, 1998,
         among IXC Communications, Inc., Goldman, CS First Boston,
         Merrill and Morgan Stanley (incorporated by reference to
         Exhibit 4.2 of the April 7, 1998 8-K).
 4.17    Deposit Agreement dated as of March 30, 1998, between IXC
         Communications, Inc. and BankBoston N.A. (incorporated by
         reference from Exhibit 4.3 of the April 7, 1998 8-K).
 4.18    Purchase Agreement dated as of April 16, 1998, by and among
         IXC Communications, Inc., CS First Boston, Merrill, Morgan
         Stanley and Nationsbanc Montgomery Securities LLC
         (incorporated by reference to Exhibit 4.1 of IXC
         Communications, Inc.'s Current Report on Form 8-K dated
         April 21, 1998, and filed with the Commission on April 22,
         1998 (the "April 22, 1998 8-K").

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 4.19    Registration Rights Agreement dated as of April 16, 1998, by and among IXC Communications, Inc., Credit Suisse First
         Boston Corporation, Merrill, Morgan Stanley and Nationsbanc
         Montgomery Securities LLC (incorporated by reference to
         Exhibit 4.2 of the April 22, 1998 8-K).
 4.20    Indenture dated as of April 21, 1998, between IXC
         Communications, Inc. and IBJ Schroder Bank & Trust Company,
         as Trustee (incorporated by reference to Exhibit 4.3 of the
         April 22, 1998 8-K).
 4.21    Rights Agreement dated as of September 9, 1998, between IXC
         Communications, Inc. and U.S. Stock Transfer Corporation
         (incorporated by reference to Exhibit 4.1 of IXC
         Communications, Inc.'s Form 8-K dated September 8, 1998 and filed with Commission on September 11, 1998).
 4.22+   Form of Registration Rights Agreement among IXC
         Communications, Inc. and the selling stockholders.
 4.23+   Form of Warrant for each of the selling stockholders.
 4.24    Restated Certificate of Incorporation of IXC Communications,
         Inc., as amended (incorporated by reference to Exhibit 3.1 of the IXC Communications, Inc.'s Quarterly Report Form 10-Q
         for the quarter ended September 30, 1998 filed with the
         Commission on November 16, 1998).
 4.25    Bylaws of IXC Communications, Inc., as amended (incorporated by reference to Exhibit 3.2 of the IXC Communications,
         Inc.'s Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1997 filed with the Commission on November 14,
         1997).
 5.1+    Opinion of Riordan & McKinzie, a Professional Law
         Corporation.
23.1+    Consent of Ernst & Young LLP.
23.2+    Consent of Arthur Andersen LLP.
23.3+    Consent of Deloitte & Touche LLP.
23.4+    Consent of Arthur Andersen.
23.5+    Consent of Riordan & McKinzie (included in Exhibit 5.1).
24.1+    Powers of Attorney (included on the signature page).

-------------------------
+ Filed herewith.